Exhibit 2.20


PRESS RELEASE                                                     [INBEV LOGO]



INBEV ANNOUNCES THE RESULTS AND SETTLEMENT MECHANICS AND TIMING OF THE MANDATORY TENDER OFFER LAUNCHED IN RELATION TO AMBEV COMMON SHARES IN BRAZIL ("MTO")



Brussels, March 31, 2005

THE FOLLOWING ANNOUNCEMENT WILL ALSO BE PUBLISHED BY INBEV IN BRAZILIAN MEDIA TODAY, MARCH 31, 2005



MTO RESULTS

The MTO started on February 14, 2005 and ended on March 29, 2005, on which date the "auction" was held in Brazil.

InBev is pleased to announce that the results of the MTO are the following:

-    1,612,915,545 common AmBev shares have been tendered to the cash option.

- 1,347,155,632 common AmBev shares have been tendered to the stock-for-stock option.

The AmBev common shares tendered to the cash option and to the stock-for-stock option represent, on an aggregate basis, 81.23% of the total number of outstanding AmBev common shares concerned by the MTO and will bring the total participation held, directly or indirectly, by InBev in AmBev to a 80.99% voting interest and a 54.16% economic interest (55.79 % economic interest net of treasury shares).

InBev will maintain the listing of the AmBev common shares on the Sao Paulo Stock Exchange and of the ADSs representing such shares on the New York Stock Exchange.

STOCK-FOR-STOCK OPTION SETTLEMENT - NEWLY ISSUED INBEV ORDINARY SHARES

The Board of Directors of InBev, which met on March 31, 2005, approved the delivery by InBev of newly issued InBev ordinary shares to holders of AmBev common shares who have tendered such shares in the stock-for-stock option of the MTO. In accordance with the MTO terms and conditions contained in the MTO "edital" published in Brazil ("Edital"):

- tendering holders will be entitled to receive 13.827166 InBev shares for each 1,000 AmBev common shares tendered;

- however, no fractions of InBev shares will be delivered to tendering holders, who will receive in lieu of such fractions an amount in (Brazilian Reais) R$ equal to a proportional fraction of EUR 25.55 per InBev share, after conversion in accordance with the methodology referred to in section
     1.4.1 (ii) of the Edital.

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

New InBev shares delivered to tendering holders will not be entitled to the proposed 2004 dividend ((euro)0.39 for each InBev share) that InBev would declare and pay on April 27, 2005. Such new InBev shares will be listed on Euronext Brussels on or as soon as possible after the settlement date of the stock-for-stock option (see hereunder) and will trade solely on this stock exchange.

In order for any tendering holder to receive delivery of the number of InBev shares and payment of any cash amount to which he/she is entitled, such holder must accomplish the qualification formalities provided for in the Edital, save that no tendering holder will be required to obtain any prior authorisation from the Brazilian Central Bank in order to execute his/her non-cash foreign exchange transaction referred to in the Edital (please refer to our press release of March 24, 2005). In accordance with the same press release, it is hereby announced that TENDERING HOLDERS MUST DULY ACCOMPLISH ALL QUALIFICATION FORMALITIES BY APRIL 18, 2005, 10 A.M. (BRAZILIAN TIME) AT THE LATEST (THE "NEW FINAL QUALIFICATION DATE"), IN LIEU OF THE FORMER DEADLINE MENTIONED IN THE EDITAL (I.E. MAY 30, 2005). ANY TENDERING HOLDER WHO FAILS TO DO SO WILL NOT QUALIFY FOR THE MTO AND WILL NOT RECEIVE ANY DELIVERY/PAYMENT THEREFOR, AS FURTHER DESCRIBED IN SECTION 4.5 OF THE EDITAL.

Assuming all holders who have tendered their shares to the stock-for-stock option of the MTO meet the qualification formalities and deadline mentioned hereabove, InBev would issue/pay, on an aggregate basis, to all such holders, up to 18,627,344 new InBev ordinary shares and a non-material cash amount in Brazilian Reais (R$).

The settlement date for the stock-for-stock option will be May 3, 2005.

INBEV SHARE CAPITAL STRUCTURE AFTER SETTLEMENT OF THE STOCK-FOR-STOCK OPTION

The up to 18,627,344 new InBev ordinary shares that InBev would issue in connection with the settlement of the stock-for-stock option (see above) would bring (i) the total outstanding number of InBev shares from 588,617,201 to up to 607,244,545 shares (or any other relevant number in the case that the first number mentioned above is modified after the publication of this press release as a result of (a) any exercise of warrants issued by InBev in connection with its employee warrants plan or (b) any other reason), and (ii) the total amount of share capital of InBev from (euro)453,497,128.77 to up to
(euro)467,840,183.65 (or any other relevant amount in the case that the first amount mentioned above is modified after the publication of this press release for the reasons mentioned above). In connection with this capital increase, an amount of up to (euro)490,457,967.42 would be allocated to the issuance premium account of InBev.

Based on (i) information provided to InBev as of September 1, 2004 by those shareholders of InBev who are compelled to disclose their shareholding pursuant to the Belgian rules on the notification of major shareholdings and the Articles of Association of InBev and (ii) the issuance of 12,500,001 new InBev shares to SUN Trade (International) Ltd. on January 31, 2005 (as announced on such date), the shareholdership structure of InBev after settlement of the stock-for-stock option of the MTO, would be the following:

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

------------------------------------------------------------------------------------------
SHAREHOLDERS                           BEFORE SETTLEMENT OF THE  AFTER SETTLEMENT OF THE
                                        STOCK-FOR-STOCK OPTION    STOCK-FOR-STOCK OPTION
                                                  (%)                      (%)
------------------------------------------------------------------------------------------
         Stichting Interbrew                     54.65                    52.97
------------------------------------------------------------------------------------------
                 EPS                             10.76                    10.43
------------------------------------------------------------------------------------------
   Rayvax Societe d'Investissements               3.28                     3.18
------------------------------------------------------------------------------------------
    SUN Trade (International) Ltd.               2.12                      2.05
------------------------------------------------------------------------------------------
       President Verhelst Fund                    0.76                     0.74
------------------------------------------------------------------------------------------
    Interbrew-Baillet Latour Fund                 0.57                     0.55
------------------------------------------------------------------------------------------
          Sebastien Holding                       0.05                    0.049
------------------------------------------------------------------------------------------
                Others                           27.78                    29.99
------------------------------------------------------------------------------------------

Stichting Interbrew, EPS, Rayvax Societe d'Investissements, President Verhelst Fund, Interbrew-Baillet Latour Fund and Sebastien Holding are acting in concert within the meaning of the Belgian rules on the notification of major shareholdings.



CASH OPTION SETTLEMENT

In accordance with the Edital, InBev (through InBev Holding Brazil, a wholly owned subsidiary of InBev incorporated under Brazilian law) will pay, to AmBev common shareholders who have tendered their shares in the cash option of the MTO, an amount in Brazilian Reais (R$) equal to EUR 353.28 for each 1,000 common shares tendered. After conversion in accordance with the methodology provided in section 1.4.2 of the Edital, the actual amount to be paid to tendering holders will be R$ 1,224.64 for each 1,000 common shares tendered.

On an aggregate basis, the amount to be paid to all holders having tendered their shares to the cash option of the MTO will be approximately EUR 570 millions (R$ 1,975 million).

The settlement date for the cash option is April 5, 2005.



DISCLAIMER

Neither this press release nor any of the transactions referred to herein constitute an offer of securities for sale in the United States or in any other jurisdiction.

The InBev shares that may be issued as referred to herein will be reserved for holders of AmBev common shares accepting to tender their shares in the stock-for-stock option of the MTO and have not been nor will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or any other country (other than Belgium) and may not be offered, pledged, transferred, or sold absent (i) registration of such securities under the Securities Act or the securities laws of such state or country, as the case may be, or (ii) an available exemption from such registration.

Under the terms and conditions of, and in connection with, the transactions referred to herein, no offer to acquire securities or to exchange securities for other securities has been made, or will be made, directly or indirectly, in or into, or by use of the mails, any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of, the United States or any other country in which such offer may not be made other than (i) in accordance with the tender offer requirements under the U.S. Securities Exchange Act of 1934, as amended, and

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

the tender offer requirements under Brazilian law or the securities laws of such other country, as the case may be, or (ii) pursuant to an available exemption from such requirements.

Neither this press release nor any of the transactions referred to herein constitute an invitation or an offer to the holders of AmBev common shares to tender such shares in the MTO and, accordingly, such holders should not rely on this press release for the purpose of the MTO or any other purpose.

NOTICE TO U.S. HOLDERS OF AMBEV COMMON SHARES

The exchange offer referred to herein is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.








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